Exhibit 99.1

Sanuwave Announces Termination of Merger Agreement with SEP Acquisition Corp.

Company to pursue alternate plans for capital structure improvement including a proposed reverse stock split and a note and warrant exchange independent of a merger transaction

EDEN PRAIRIE, MN, June 26, 2024 (GLOBE NEWSWIRE) -- via NewMediaWire -- Sanuwave Health, Inc. (the “Company” or “Sanuwave”) (OTCQB: SNWV), a leading provider of next-generation FDA-approved wound care products, is providing an update on its proposed merger with SEP Acquisition Corp. (“SEPA”) and other corporate activities.

On Tuesday, June 25, 2024, the Company delivered a notice to SEPA terminating the merger agreement.

“Based upon our assessment of the likelihood of being able to secure a national securities exchange listing for the combined company and of the relative attractiveness of continuing to pursue this merger transaction as opposed to other options to grow Sanuwave’s business and seek an uplisting, our board of directors has unanimously determined that terminating the merger agreement with SEPA and seeking another path forward was in the best interests of the Company and its stockholders,” said CEO Morgan Frank.  “Sanuwave has come a long way in the last year and now sees a number of options and opportunities that were not available in the past and will seek to plot a course to further strengthen its financial position, its business, and to allow it to achieve a market valuation commensurate to the fundamentals of the Sanuwave business.  This process has already begun, and we expect to communicate more in the near future about, among other things, a proposed reverse split and note and warrant exchanges.  The Company believes it is in a strong position to be choosy about its path forward and that it has a number of attractive potential paths ahead of it.  We look forward to sharing more on this in the coming weeks.”

About SANUWAVE

SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE's end-to-end wound care portfolio of regenerative medicine products and product candidates helps restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to a potential reverse stock split and note and warrant exchange, future financial results, production expectations and constraints, and plans for future business development activities. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with supply chain and production constraints, regulatory oversight, market conditions, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.  Contact: investors@sanuwave.com